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                                                                      Exhibit 99

Technical Communications Corporation                                NEWS RELEASE
100 Domino Drive                                                    July 9, 1998
Concord, MA  01742 - 2892                                  For Immediate Release
Contact:   Janet LeClair, Investor Relations, (978) 287-5100
Web Site:  http://www.tccsecure.com
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                      TECHNICAL COMMUNICATIONS CORPORATION
                       COMMENTS ON A CIVIL DISPUTE AGAINST
                     THE COMPANY AND ITS BOARD OF DIRECTORS

                   Date of Annual Shareholders Meeting Changed
                   -------------------------------------------

CONCORD, MASSACHUSETTS --- Technical Communications Corporation (NASDAQ:TCCO, "TCC" or the "Company") commented on the continuing dispute arising from an action filed on May 22, 1998, by M. Mahmud Awan and Philip A. Phalon against TCC and its directors in the Massachusetts Superior Court, Middlesex County, entitled Philip A. Phalon and M. Mahmud Awan v. Technical Communications Corporation, et al., Civil Action No. 98-2553. In the action, the plaintiffs make a variety of allegations relating to actions of the Board including improper denial of access to stockholder information. The complaint also challenges the effectiveness of certain actions taken by the Company's Board of Directors on April 30, 1998 in creating staggered terms for the Board.

On June 10, 1998, the Superior Court (the "Court") issued a decision and order (the "Order"). In the Order, the Court denied the plaintiffs' request for shareholder information, but ordered the Company to distribute plaintiffs' proxy materials, but only at plaintiffs' expense. The Court also enjoined the effectiveness of the Board's April 30, 1998 vote creating staggered terms for the Board.

The Company denies the allegations in the action and is vigorously defending the matter. Moreover, the Company believes that discovery in the matter has revealed that Messrs. Phalon and Awan - forced to testify under oath in depositions - now admit that many allegations in their complaint, were unfounded and unsubstantiated, and that some were included in the complaint based on information provided to them by persons they cannot now remember or identify and others based on pure guesswork.

On June 24, 1998, the Company's independent outside Board members voted to opt in to the provisions of Massachusetts law creating staggered terms for boards of directors. On June 28, 1998, the Company filed motions for clarification and reconsideration of the Order in light of the June 24 Board action. On July 6, 1998, the Court denied the motions, but let stand the June 24, 1998 Board action. Thus the Court has not issued any order invalidating the June 24, 1998 action by the Company's independent Board members and the Company believes that this vote is

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valid, effective and in force. Nonetheless, the plaintiffs have filed a complaint for civil contempt against the Company's Board members, excluding Philip Phalon, as a result of the June 24 Board action. The Court has scheduled a hearing on the matter for July 10, 1998.

As a result of the continuing dispute, on July 2, 1998, the Board voted to postpone the date of the Annual Stockholders meeting (previously set for July 17, 1998) to allow time for the Company's stockholders to receive and review proxy materials. The new date for the meeting has been set for August 14, 1998, with stockholders of record as of June 22, 1998, entitled to vote at the meeting, subject to any further court action and the timely clearance of the Company's proxy materials with the Securities and Exchange Commission.

Technical Communications Corporation's products and systems secure mission-critical networks for governments, corporations and financial institutions around the world. With over 35 years of experience, TCC is the trusted supplier for organizations that place a high value on their data and its successful transmission.

Matters discussed in this news release, including any discussion of or impact, expressed or implied, on the Company's anticipated operating results and future earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. The Company's operating results may differ significantly from the results indicated by such forward-looking statements. The Company's operating results may be affected by many factors, including but not limited to, the fulfillment of customer orders, the Company's ability to retain and motivate key technical, sales, marketing and manufacturing personnel and the possibility of political instability in the Company's foreign markets. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission.